UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2010

Grand Canyon Education, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
On June 9, 2010, Grand Canyon Education, Inc. (the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Loan Agreement, dated April 27, 2009, between the Company and Bank of America, N.A. Under the Amendment, the interest rate on the unpaid amount of the Company’s loan under Section 1.4(a) of the Agreement was reduced from a rate per year equal to the BBA LIBOR Rate (as defined in the Agreement), plus three hundred and fifty (350) basis points, to a rate per year equal to the BBA LIBOR Rate, plus two hundred twenty five (225) basis points.

Item 8.01.	Other Events.

The Company is providing the following update relating to its qui tam litigation and the U.S. Department of Education (“DOE”), Office of Inspector General (“OIG”) investigation. The Company’s most recent disclosure concerning these matters, which is set forth in Part II, Item 1 of its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2010, is incorporated herein by reference.

As previously disclosed, pursuant to the Court’s mandatory scheduling order, the Company entered into settlement discussions with respect to the qui tam matter with the relator and, in October 2009, reached a settlement in principle with the relator pursuant to which the Company has agreed to pay $5.2 million to finally resolve the qui tam case and thereby avoid the cost and distraction of a potentially protracted trial. At that time, the Company also accrued $5.2 million for the estimated litigation loss.

Following unsuccessful attempts to conclude a settlement agreement among the Company, the relator and the United States, on April 28, 2010, the Company and the relator submitted a proposed settlement agreement to the Court for approval. In accordance with a scheduling order set by the Court, the United States filed certain objections to the proposed settlement agreement to which the Company and the relator responded. The Court then held a hearing regarding the proposed settlement agreement, and the United States’ objections thereto, on June 10, 2010.

Following the June 10, 2010 hearing, the Court ruled that, notwithstanding the United States’ objections, the Court would not object to the provisions of the settlement agreement proposed by the Company and the relator that provide, among other things, (a) that the $5.2 million settlement amount would be payable by the Company on the earlier of September 1, 2011 or the issuance by the DOE to the Company of a Title IV program participation agreement (the Company’s application for which had been pending since March 2008), and (b) that the Company would receive a release from future False Claims Act claims (i.e. qui tam actions) with respect to all conduct which is of the same subject matter as the conduct that is at issue in the current qui tam litigation (the “covered conduct”) through the date that the settlement agreement is approved by the Court. The Court asked for further briefing on the issue of whether the Court has jurisdiction to approve the settlement agreement, over the United States’ objections, if it includes (i) within the scope of the release provision, a release from future DOE administrative actions with respect to the covered conduct, and (ii) a provision confirming that the Company has fully complied with the OIG subpoena (the “contested provisions”). If still objected to by the United States, then, under the Court’s new scheduling order, following briefing by the parties, a final hearing on approval, modification, or rejection of the contested provisions will be held on August 13, 2010. If the Court determines that it cannot approve the contested provisions, then the parties may agree to strike those provisions and the Court, per its June 10, 2010 ruling, will approve a settlement consisting of the remaining proposed provisions, including those described in (a) and (b) above. Alternatively, the Company would have the option to abandon the proposed settlement and continue with its defense of the litigation. In either such event, the DOE would retain the power it currently possesses to continue with the OIG investigation and/or to initiate other administrative actions, including a program review, against the Company based on the covered, or any other, conduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: June 14, 2010

By:   /s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)